SUPPLEMENT dated January 17, 2003

(To Prospectus Supplement Dated October 28, 2002

to Prospectus Dated October 28, 2002)

$537,131,000 (Approximate)

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates, Series 2002-23XS

The second sentence in the fifth paragraph under “Description of the Certificates—General” on page S-14 that contains the defined term “Record Date” is deleted and replaced with the following sentence:

The “Record Date” for the Offered Certificates and each Distribution Date will be the last Business Day of the month immediately preceding the month in which the Distribution Date occurs.

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Capitalized terms used but not defined herein have the meanings assigned them in the accompanying prospectus supplement.